As filed with the Securities and Exchange Commission on April 20, 2018

Registration No. 333-193405

Registration No. 333-217386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-193405)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217386)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

bear state financial, inc.

(Exact name of registrant as specified in its charter)

Arkansas	71-0785261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

(501) 975-6033

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bear State Financial, Inc. 2011 Omnibus Incentive Plan

Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan

(Full title of the plans)

Matt Machen

President and Chief Executive Officer

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

(501) 975-6033

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

C. David McDaniel

Geoffrey D. Neal

Kutak Rock LLP

124 West Capitol Avenue

Suite 2000

Little Rock, Arkansas 72201

(501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY STATEMENT

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Bear State Financial, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”):

●

Registration Statement No. 333-193405, as filed with the Commission on January 17, 2014, registering 1,930,269 shares of the Company’s common stock, par value $.01 per share, issuable under the Bear State Financial, Inc. 2011 Omnibus Incentive Plan.

●

Registration Statement No. 333-217386, as filed with the Commission on April 19, 2017, registering 100,000 shares of the Company’s common stock, par value $.01 per share, issuable under the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan.

On April 20, 2018, pursuant to an Agreement and Plan of Reorganization (the “Agreement”) dated as of August 22, 2017, by and among the Company, Bear State Bank, a wholly-owned subsidiary of the Company (the “Bank”), Arvest Bank (“Arvest”), and Arvest Acquisition Sub, Inc., a wholly-owned subsidiary of Arvest, Arvest completed its acquisition of the Company and the Bank (the “Acquisition”). As a result of the Acquisition, the separate existence of the Company and the Bank ceased and the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

The Company is terminating the offering of securities under the Registration Statements. In accordance with an undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on April 20, 2018.

BEAR STATE FINANCIAL, INC.

By:	/s/ Sherri Billings
Name:	Sherri Billings
Title:	Senior Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, the Retirement Committee of Bear State Financial, Inc., which administers the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan, has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on April 20, 2018.

BEAR STATE FINANCIAL, INC. EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

By:	Retirement Committee of Bear State Financial, Inc., as Administrator

By:	/s/ Matt Machen
Name: Matt Machen
Title: Chairman